Exhibit (h)(6)(viii)

AMENDMENT NO. 2 TO

PARTICIPATION AGREEMENT

This Amendment modifies the Participation Agreement (the “Agreement”), which was effective as of January 12, 2001, by and between Panorama Series Funds, Inc., (“Funds”) OppenheimerFunds, Inc. (“Adviser”), and Columbus Life Insurance Company (“Company”).  This Amendment, which supplements and is a part of the Agreement, is effective as of May 27, 2011.

WHEREAS, the parties wish to amend the Agreement to add specific provisions as set forth herein; and

WHEREAS, the Advisor is the investment advisor to each Fund (as defined in the Agreement) and is duly registered as an investment advisor under the Investment Advisers Act of 1940, as amended;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Advisor, agree as follows:

1.                                      Indemnification by the Company

The Company agrees to indemnify and hold harmless the Fund and the Advisor, and each member of their respective boards and officers and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act against any and all losses, claims, damages, liabilities or litigation (including attorney’s fees) to which any of them may become subject, insofar as such losses, claims, damages, liabilities or expenses or settlements are related to the sale or acquisition of the Contracts or the Fund shares and:

(i)              arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature of the Fund and other than statements or representations authorized by the Fund) or unlawful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares; or

(ii)           arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement; or

(iii)        arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or from any other material breach of this Agreement by the Company.

2.                                      Indemnification by the Advisor

The Advisor agrees to indemnify and hold harmless the Company and its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act against any and all losses, claims, damages, liabilities or litigation (including attorney’s fees) to which any of them may become subject, insofar as such losses, claims, damages, liabilities or expenses or settlements:

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(i)              arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature of the Fund, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or in sales literature or other materials provided by the Advisor, or its designee, for use in connection with the sale of the Contracts or Fund shares; or

(ii)           arise as a result of any failure by Advisor to provide the services and furnish the materials under the terms of this Agreement; or

(iii)        arise out of or result from any material breach of any representation and/or warranty made by Advisor in this Agreement or from any other material breach of this Agreement by Advisor; or

(iv)        arise out of or result from any failure of the Funds to comply with diversification requirements set forth in Section 817(h) of the Code and 26 CFR §1.817-5.

3.                                      Indemnification by the Fund

The Fund agrees to indemnify and hold harmless the Company and its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act against any and all losses, claims, damages, liabilities or litigation (including attorney’s fees) to which any of them may become subject, insofar as such losses, claims, damages, liabilities or expenses or settlements:

(i)               arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature of the Fund, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or in sales literature or other materials provided by the Fund, or its designee, for use in connection with the sale of the Contracts or Fund shares; or

(ii)           arise as a result of any failure by the Fund to provide the services and furnish the materials under the terms of this Agreement; or

(iii)        arise out of or result from any material breach of any representation and/or warranty made by the Fund in this Agreement or from any other material breach of this Agreement by the Fund; or

(iv)        arise out of or result from any failure of the Funds to comply with diversification requirements set forth in Section 817(h) of the Code and 26 CFR §1.817-5.

4.                                         No party shall be liable under these indemnification provisions with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against any indemnified party as may arise from such indemnified party’s willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of obligations or duties under this Agreement.

5.                                       No party shall be liable under these indemnification provisions with respect to any claim made against an indemnified party unless such indemnified party shall have notified the indemnifying party in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such indemnified party (or after such indemnified party has received notice of such service on any designated agent), but failure to notify the indemnifying party of any such claim shall not relieve the indemnifying party from any liability which it may have to the indemnified party against whom such action is brought otherwise than on account of these indemnification provisions.  In case any such action is brought against any indemnified party, the indemnifying party shall be entitled to participate, at as own expense, in the defense of such action.  The indemnifying party also shall be entitled to assume the defense thereof, with counsel satisfactory to the indemnified party named in the action.

6.                                       All capitalized terms not otherwise defined in this amendment have the same meaning as provided in the Agreement.  The terms and conditions of the Agreement remain in full force and effect except as specifically amended above.

COLUMBUS LIFE INSURANCE COMPANY

By:	/s/ J.J. Miller
J. J. Miller
President

PANORAMA SERVIES FUND, INC.

By:	/s/ Brian W. Wixtted
Name

OPPENHEIMER FUNDS, INC.

By:	/s/ Christie Loftus
Name

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